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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report. (Date of earliest event reported) June 18, 2003

                                LIGHTBRIDGE, INC.
               (Exact Name of Registrant as Specified in Charter)


        DELAWARE                     000-21319                  04-3065140
(State or Other Jurisdic-           (Commission                (IRS Employer
  tion of Incorporation)            File Number)             Identification No.)

            67 SOUTH BEDFORD STREET, BURLINGTON, MASSACHUSETTS 01803
               (Address of Principal Executive Offices) (Zip Code)

        Registrant's telephone number, including area code (781) 359-4000


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 5. OTHER EVENTS.

      On June 18, 2003, Lightbridge, Inc., a Delaware corporation ("Lightbridge" or the "Company"), announced a reorganization of its business to more efficiently meet client needs and to respond to current economic conditions. The Company also announced that Christine Cournoyer, President and Chief Operating Officer, will leave the Company in July and Chief Executive Officer, Pamela D.A. Reeve, will assume her duties.

      For the second quarter of 2003, the Company expects to record a restructuring charge of approximately $700,000, in addition to the restructuring charge of approximately $1.0 million announced earlier in the year for the facilities consolidation in Broomfield, Colorado. The Company also expects related and additional restructuring charges of approximately $3.6 million in the third quarter and $200,000 in the fourth quarter of 2003. When fully implemented, the action is expected to produce $7.0 to $8.0 million in annual pre-tax cost savings, exclusive of new investments.

      Components of the reorganization include the closing of the Company's Irvine, California facility, the transfer of key employment positions to its Broomfield, Colorado facility, a headcount reduction of an estimated 70 positions, and future headcount additions in strategic business areas.

      The Company also reaffirmed its revenue guidance of $27.0 to $29.0 million for the second quarter of 2003. At the same time, the Company reported it expects a second quarter loss of $0.04 to $0.07 per share, after giving effect to the restructuring charges.

      A copy of the press release issued by Lightbridge on June 18, 2003, which commented on the actions described above, is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

      (c)   Exhibits.

      99.1 Press Release dated June 18, 2003, entitled "Lightbridge Announces Reorganization to Lower Fixed Costs."

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      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 LIGHTBRIDGE, INC.

                                 By: /s/ Harlan Plumley
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                                     Harlan Plumley
                                     Vice President, Finance and Administration,
                                     Chief Financial Officer and Treasurer

June 19, 2003